EXHIBIT 11.1

                     AMERICAN BIOMED, INC. AND SUBSIDIARIES

                 COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
                                  (Unaudited)

                                                Three Months Ended               Nine Months Ended
                                                   September 30,                      September 30,

                                                1996            1995            1996           1995
                                            ------------    ------------    ------------   ------------
Computation of income (loss) per common
share:

  Net income (loss)                        $(  648,992)    $   880,737      $(1,876,388)     $(  793,151)
                                           ===========     ===========      ===========      ===========
  Weighted average shares
  outstanding                                12,299,07       9,280,609       10,688,212        9,252,363

  Stock options assumed exercised                            3,906,613

  Less common shares assumed
  repurchased                                               (1,856,122)
                                           -----------     -----------      -----------      -----------
  Weighted average shares used in
  computing net income (loss) per share     12,299,078      11,331,100       10,688,212        9,252,363
                                           ===========     ===========      ===========      ===========
  Income (loss) per common share          $     (  .05)    $       .08       $   (  .18)      $     (.09)
                                           ===========     ===========      ===========      ===========
  Computation of income (loss) per
  common share assuming full dilution
  (A):

  Weighted average shares outstanding
  used in computing net income (loss)
  per share                                 12,299,078      11,331,100       10,688,212        9,252,363
                                           ===========     ===========      ===========      ===========
  Income (loss) per common share
  assuming full dilution                  $    (   .05)     $      .08      $   (   .18)     $      (.09)
                                           ===========     ===========      ===========      ===========

___________________
(A) This calculation is submitted in accordance with Securities and Exchange Act of 1934 Release No. 9083 although it is contrary to APB Opinion 15 because it does not result in any dilution.